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EXHIBIT 23.1
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                        Consent of Independent Auditors



We consent to the reference to our firms under the caption "Experts" in the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 33-50933) and the Registration Statement on Form S-3 and related Prospectus of The Ryland Group, Inc. for the registration of $200,000,000 of debt securities and to the incorporation by reference therein of our reports dated February 5, 1996, with respect to the consolidated financial statements of The Ryland Group, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP


Baltimore, Maryland
May 9, 1996